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                                                                  EXHIBIT 8.1


                          [TAX OPINION OF STERRETT & KIMMEL]




                              [STERRETT & KIMMEL LETTERHEAD]




                                   August 6, 1999



The Board of Directors
Valley National Corporation
1234 East Main Street
El Cajon, CA 92122

     Re: Tax Opinion re: Merger of Valley National Corporation with and into Community First Bankshares, Inc.

Dear Gentlemen:

     We are acting as special counsel to Valley National Corporation ("VNC"), a corporation organized and existing under the laws of the state of Delaware with respect to the proposed merger (the "Merger") of VNC with and into Community First Bankshares, Inc. ("CFB"), a corporation organized and existing under the laws of the state of Delaware, with CFB as the surviving entity, in accordance with that certain Agreement and Plan of Merger (the "Merger Agreement"), dated May 10, 1999, as described in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission ("SEC") on ___________ ("Registration Statement").

     This opinion is being rendered as required by Section 6.3(d) of the Merger Agreement.

     In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined original or certified copies of such certificates of public officials that have been made available to us and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

     We also have relied upon the accuracy of the formal matters set forth in the Proxy Statement-Prospectus contained in the Registration Statement.

     Our opinion, in part, is based upon the assumption that the proposed transaction described herein will occur in accordance with the agreements and the facts and


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STERRETT & KIMMEL, LLP

The Board of Directors
August 6, 1999
Page 2


representations recited or referred to in this opinion letter and also that the facts set forth herein are accurate as of the date hereof and will be accurate at the Effective Time. Our opinion also assumes that the Merger of VNC with and into CFB qualifies as a statutory merger under applicable state law. We have undertaken no independent investigation of the accuracy of the facts and representations recited herein or therein. This opinion is subject to the receipt by us prior to the Effective Time of the Merger of certain written representations and covenants of CFB and VNC, the accuracy and truthfulness of which we shall assume and rely upon without investigation.

     We have assumed that any representation or statement referred to above made "to the knowledge of" or "to the belief of" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Date.

THE PROPOSED TRANSACTION

     Based solely upon our review of the documents described herein, and in reliance upon such documents, pursuant to the terms of the Merger Agreement, VNC will merge with and into CFB in a statutory merger, pursuant to Delaware law, as a result of which Valle de Oro Bank, a wholly owned subsidiary of VNC, will become a wholly owned subsidiary of CFB.

     At the Effective Time of the Merger, each outstanding share of VNC Common Stock will be converted into a number of shares CFB Common Stock determined under a formula in the Merger Agreement. Also, cash will be paid in lieu of fractional shares of CFB Common Stock. VNC stockholders are not entitled to dissent from the Merger under state law.

     The payment of cash in lieu of fractional shares of CFB Common Stock is solely for the purpose of avoiding the expense and inconvenience to CFB of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration in the transaction that will be paid to the VNC stockholders instead of issuing fractional shares of CFB will not exceed one percent of the total consideration that will be issued to the VNC stockholders in exchange for their VNC shares. The fractional share interests of each VNC stockholder will be aggregated, and no VNC stockholder will receive cash in an amount equal to or greater than the value of one CFB share.

     The following representations have been made in connection with the proposed transaction:

     1. VNC is a corporation organized under the laws of the state of Delaware, with its principal place of business at 1234 East Main Street, El Cajon, California 92021; it has no sales, office or other facilities in any other state or country;


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STERRETT & KIMMEL, LLP

The Board of Directors
August 6, 1999
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     2.    VNC has an authorized capital structure of 10 million shares of common stock, par value of $0.0001 per share, of which 2,650,462 are issued, outstanding, and have been fully paid for as of April 1, 1999;

     3. VNC is a bank holding company and owns 100% of its sole subsidiary, Valle de Oro Bank, N.A., a national banking association (the "Bank");

     4. The Bank is engaged in the general banking business in San Diego, California; the Bank provides retail and commercial banking services to its customers, including checking and savings accounts, time deposit facilities, personal loans, and installment loans; the Bank also makes secured and unsecured commercial loans; the Bank does not operate any foreign offices;

     5. To the best of the President's knowledge, VNC is not in violation of any of the laws of any of the jurisdictions in which it does business or owns or leases property, and has full corporate powers to transact its business;

     6. VNC and CFB have entered into the Agreement, which provides for the merger under Delaware law of VNC with and into CFB (the "transaction"), with CFB as the surviving corporation;

     7.    The business reasons for the merger with CFB include the following:

           a. CFB's offer provides greater economic value to VNC stockholders than VNC would likely be able to generate in the foreseeable future by remaining independent. Because the offer is approximately 25 times 1998 earnings and 3.25 times book value, it is substantially above the mean price offered to other California banks in 1998 and 1999 to date. Analysts expect CFB's value to increase in 1999. The CFB offer presents the potential for further appreciation. It may be a candidate for acquisition or "double dip." In addition, the prospect of lower values for VNC stockholders is significant because of the FAS change to accounting for mergers, eliminating the pooling of interests method altogether. First, the requirement for purchase accounting will add burdens to acquirers' future earnings and compel them to offer less, because of their need to produce high levels of current earnings. Second, small acquirers like VNC will see their currency decline in value and attractiveness because the impact of the FAS change will make it harder for small stocks to make acquisitions.


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STERRETT & KIMMEL, LLP

The Board of Directors
August 6, 1999
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           b.    The CFB offer will reduce concerns for a downturn for VNC
                 stockholders because the current price of VNC stock may appear overvalued when compared to its California peers.

           c. CFB's offer involves a merger on a tax-free basis, giving the VNC stockholders the option to participate in a larger, more geographically diverse banking organization whose stock is traded more actively.

           d. The CFB offer may mean a greater reward for stockholders and more options for management in minimizing adverse business and employees' concerns. CFB supports community banking and believes in local decision-making.

     8.    VNC has no subsidiaries other than Valle de Oro Bank;

     9. In the transaction, the ratio for the exchange of shares of VNC common stock for common stock of CFB was negotiated through arm's-length bargaining and the fair market value of the CFB common stock and other consideration to be received by each VNC stockholder in the transaction will be approximately equal to the fair market value of the VNC common stock surrendered by such stockholder in exchange therefor;

     10. There is no plan or intention by the stockholders of VNC who own 1% or more of the VNC stock, and to the best of the knowledge of management of VNC there is no plan or intention on the part of the remaining stockholders of VNC to sell, exchange, or otherwise dispose of a number of shares of CFB stock received in the transaction that would reduce the VNC stockholders' ownership of CFB to a number of shares having a value, as of the date of the transaction, of less than 80% of the value of all of the formerly outstanding stock of VNC as of the same date. For purposes of this representation, shares of VNC stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of CFB stock have been treated as outstanding VNC stock on the date of the transaction. Moreover, shares of VNC stock and shares of CFB held by VNC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction have been considered in making this representation; in addition, the management of VNC knows of no transfers of VNC stock by any holders thereof prior to the Effective Time which were made in contemplation of the transaction;

     11. There is no intercorporate indebtedness existing between VNC and CFB that was issued, acquired, or will be settled at a discount;


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STERRETT & KIMMEL, LLP

The Board of Directors
August 6, 1999
Page 5


     12. CFB will pay its own expenses incurred in connection with the transaction. VNC will pay its own expenses incurred in connection with the transaction. VNC will not pay any of the expenses of the stockholders of VNC incurred in connection with the transaction;

     13. The liabilities of VNC assumed by CFB and the liabilities to which the transferred assets of VNC are subject were incurred by VNC in the ordinary course of its business;

     14. Following the transaction, CFB will continue the historic business of VNC or use a significant portion of VNC's historic business assets in a business;

     15. VNC is not under the jurisdiction of a court in a Title 11 or similar action within the meaning of section 368(a)(3)(A) of the Internal Revenue Code ("Code");

     16. On the date of the transaction, the fair market value of the assets of VNC will exceed the sum of its liabilities (including any liabilities to which its assets are subject);

     17. No two parties to the transaction are investment companies, as defined in section 368(a)(2)(F)(iii) and (iv) of the Code; and

     18. No dividends will be paid by VNC prior to the consummation of the transaction other than regular periodic dividends, consistent in amount and in effect with prior dividend distributions.

     19. CFB is a corporation organized under the laws of the state of Delaware, with its principal place of business at 520 Main Avenue, Fargo, North Dakota 58124;

     20. CFB has an authorized capital structure of 80,000,000 shares of common stock, par value of $0.01 per share, of which 47,128,274 are issued, outstanding, and have been fully paid for as of March 31, 1999 and 2,000,000 shares of preferred stock, no shares of which were outstanding as of March 31, 1999;

     21. CFB is a bank holding company registered under the Bank Holding Company Act of 1956, as amended;

     22. CFB, through its subsidiaries, is engaged in the general banking business in the midwestern United States; neither CFB nor its subsidiaries operate any foreign offices;



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STERRETT & KIMMEL, LLP

The Board of Directors
August 6, 1999
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     23.   CFB has no plan or intention to reacquire any of its own stock issued in the transaction; and

     24. CFB has no plan or intention to sell or otherwise dispose of any of the assets of VNC acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code (the "Code").

OPINIONS

     Based on the foregoing description of the Merger and the terms of the Registration Statement and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that if the Merger is consummated as described above, then:

           (i) The Merger will qualify as a "reorganization" under Section 368(a)(1)(A) of the Code.

           (ii) CFB and VNC will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

           (iii) No gain or loss will be recognized by VNC as a result of the consummation of the Merger.

           (iv) No gain or loss will be recognized by any VNC stockholder, except to the extent of cash received in lieu of fractional shares of CFB Common Stock upon the exchange of VNC Common Stock for CFB Common Stock in the Merger.

     Our opinion set forth herein is based upon the description of the Merger as set forth in the Merger Agreement and in the Registration Statement. If the actual facts relating to any aspect of the Merger differ from such description in any material respect, the opinions expressed herein may become inapplicable. Further, our opinions are based upon applicable provisions of the Code, applicable Treasury Regulations, current published administrative decisions of the IRS and existing judicial decisions as of the date hereof. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein as our opinions. Further, our opinion is not binding on the IRS, and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by a closing agreement with the IRS. We assume no obligation to advise of any change concerning the above, whether or not deemed material, which may hereafter come to or be brought to our attention. We express no opinions other than those stated herein.

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STERRETT & KIMMEL, LLP

The Board of Directors
August 6, 1999
Page 7


     In addition, this opinion does not address any aspects of state, local, foreign or other tax laws that may be relevant to VNC stockholders. The foregoing opinion presents the material U.S. federal income tax consequences of the Merger, including certain consequences to stockholders of VNC who are citizens or residents of the United States and who hold their shares as capital assets. We express no opinion as to the laws of any jurisdiction other than the United States of America. The foregoing opinion does not address all aspects of federal income taxation that may be relevant to a particular VNC stockholder in light of his or her personal circumstances or to VNC stockholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement funds, financial institutions, tax exempt organizations or foreign persons). Further, the opinions stated with respect to VNC stock do not apply to any stock rights, warrants or options to acquire VNC stock. The opinion stated as to VNC stockholders are general in nature and do not necessarily apply to any particular VNC stockholder, and, for example, may not apply to stockholders who:

       - are subject to the alternative minimum tax (to the extent that tax affects the tax consequences);

       - are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences);

       - acquired VNC stock pursuant to employee stock options or otherwise as compensation, if such shares are subject to any restriction related to employment;

       -   do not hold their shares as capital assets;

       - hold their shares as part of a "straddle", "conversion transaction", "hedging transaction" or other risk reduction transaction.

In particular, we express no opinion regarding the effects of the Merger and CFB's assumption of outstanding options under any VNC stock option or stock purchase plan.

     This opinion may be relied upon by VNC and the stockholders of VNC, except dissenting stockholders of VNC, as if such opinion were issued directly to them. This opinion may not be relied upon, utilized or quoted by, delivered or disclosed to, in whole or in part, by any other party, person, corporation, entity or governmental authority for any other purpose, without the express written permission of our firm. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Legal Matters."


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STERRETT & KIMMEL, LLP

The Board of Directors
August 6, 1999
Page 8






                             Sincerely,

                             /s/ STERRETT & KIMMEL, LLP